UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (Amendment No. )


                        GLOBAL ENTERTAINMENT CORPORATION
                        --------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   37939C 20 0
                                 --------------
                                 (CUSIP Number)


                                 August 4, 2004
             ------------------------------------------------------
             (Date of Event which requires Filing of this Statement

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      James Treliving
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       32,500
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     256,198 (1)
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       32,500
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       256,198 (1)
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      288,698 (1)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.4%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

----------
1. WPHL Holdings, Inc. is the beneficial owner of 2,750,000 shares of the Issuer's common stock. As a shareholder of WPHL Holdings, Inc., James Treliving may be deemed to be the beneficial owner of 256,198 of those shares.

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Brad Treliving
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Canada
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       94,750
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     323,724 (2)
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       94,750
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       323,724 (2)
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      418,474 (2)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

----------
2. WPHL Holdings, Inc. is the beneficial owner of 2,750,000 shares of the Issuer's common stock. As a shareholder of WPHL Holdings, Inc., Brad Treliving may be deemed to be the beneficial owner of 323,724 of those shares.

ITEM 1.

     (a) Name of Issuer:

         GLOBAL ENTERTAINMENT CORPORATION

     (b) Address of Issuer's Principal Executive Offices:

         4909 East McDowell Road, Suite 104, Phoenix, AZ 85008

ITEM 2.

     (a) Name of Person Filing:

         This statement is filed by WPHL Holdings, Inc., a British Columbia company ("Holdings"), James Treliving, Richard Kozuback, George Melville, Brad Treliving and Ron Thom (each of whom, by their beneficial ownership interests in Holdings, may be deemed to be the beneficial owner of certain shares of the Issuer as set forth above). The foregoing persons are hereafter sometimes referred to as the "Reporting Persons."

     (b) Address of Principal Business Office or, if None, Residence:

         The address of the Reporting Persons is 4909 East McDowell Road, Suite 104, Phoenix, AZ 85008.

     (c) Citizenship:

         Holdings is a British Columbia company. James Treliving, and Brad Treliving are Canadian citizens.

     (d) Title of Class of Securities:

         Common Stock

     (e) CUSIP Number:

         37939C 20 0

ITEM 3. IF THIS  STATEMENT IS FILED PURSUANT TO RULES  13d-1(b),  OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ] Broker or dealer registered under Section 15 of the Act;
       (b) [ ] Bank as defined in section 3(a)(6) of the Act;
       (c) [ ] Insurance company as defined in section 3(a)(19) of the Act;
       (d) [ ] Investment company registered under section 8 of the Investment Company Act;
       (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
       (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
       (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

         Not applicable.

ITEM 4. OWNERSHIP.

     A. JAMES TRELIVING

     (a) Amount Beneficially Owned:

         374,098

     (b) Percent of Class:

         7.0%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               32,500

         (ii)  shared power to vote or to direct the vote:

               341,598

         (iii) sole power to dispose or to direct the disposition of:

               32,500

         (iv)  shared power to dispose or to direct the disposition of:

               341,598

B. BRAD TRELIVING

     (a) Amount Beneficially Owned:

         333,074

     (b) Percent of Class:

         6.3%

     (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               94,750

         (ii)  shared power to vote or to direct the vote:

               238,324

         (iii) sole power to dispose or to direct the disposition of:

               94,750

         (iv)  shared power to dispose or to direct the disposition of:

               238,324

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 4, 2004

                                         /s/ James Treliving
                                         --------------------------------
                                         James Treliving

                                         /s/ Brad Treliving
                                         --------------------------------
                                         Brad Treliving